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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   ----------

                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                       SECURITIES AND EXCHANGE ACT OF 1934



                Date of Report (Date of earliest event reported)
                                JANUARY 26, 1999


                               ORYX ENERGY COMPANY
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             (Exact name of registrant as specified in its charter)


                                    DELAWARE
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         (State or other jurisdiction of incorporation or organization)


                                     1-10053
                            ------------------------
                            (Commission File Number)


                                   23-1743284
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                      (IRS Employer Identification Number)


                    13155 NOEL ROAD, DALLAS, TEXAS 75240-5067
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          (Address of principal executive offices, including zip code)


                                 (972) 715-4000
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              (Registrant's telephone number, including area code)


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Item 5.  Other Events

As a result of a fourth quarter 1998 impairment test related to the application of Statement of Financial Accounting Standards No. 121, the Company reported an after-tax non-cash write-down of assets of $49 million. The Company deemed that certain of its oil and gas fields located in the United States, primarily offshore, were impaired because the assets were no longer expected to recover their net book value through future cash flows. The lower estimated cash flows result primarily from continued weakness in oil and gas prices. In addition, minor downward reserve revisions were deemed necessary for certain oil and gas fields. The prices used in performing the impairment analysis of future cash flows are the Company's investment guideline prices, developed internally giving consideration to currently available price forecasts for 1999 of $13.00 to $17.50 per barrel and $1.80 to $2.40 per MMBtu as published by various energy industry consultants and investment banks. The Company used crude oil prices of $14.50 per barrel in 1999 escalating to $18.50 per barrel in 2001 and increased by $ .50 per barrel annually thereafter and natural gas prices of $2.10 per MMBtu in 1999 escalating to $2.20 per MMBtu in 2000 and increased by $ .05 per MMBtu annually thereafter. A discount rate of 10% based on the Company's approximate weighted-average cost of capital was used. The Company used proven reserves and probable reserves when justified by actual drilling results and planned additional drilling. The impairment loss will be included in Depreciation, depletion and amortization in the Statement of Income. The impairment represents about 4% of the Company's oil and gas assets.


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SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



Oryx Energy Company

By: /s/ Edward W. Moneypenny
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    Edward W. Moneypenny
    Executive Vice President, Finance,
    Chief Financial Officer and Director



Date: January 25, 1999


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